Exhibit 5.1

February 8, 2013

InsPro Technologies Corporation

150 N. Radnor-Chester Road

Suite B-101

Radnor, PA 19087

Ladies and Gentlemen:

We have acted as counsel to InsPro Technologies Corporation, a Delaware corporation (the “Company”), in connection with preparation and filing of the registration statement on Form S-1, as amended (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offering and sale of up to 833,280 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and warrants (the “Warrants”) to purchase 8,332,800 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), in each case issuable upon the exercise of subscription rights at a subscription price of $240.00 per “Unit”. Each “Unit” consists of 80 shares of Preferred Stock and a five-year Warrant to purchase 800 additional shares of Common Stock at an exercise price of $0.15 per share. The 24,998,400 shares of Common Stock being registered consist of 16,665,600 shares of Common Stock (the “Underlying Preferred Shares”) issuable upon conversion of the Company’s Preferred Stock and 8,332,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of the Warrants.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended, including the Certificate of Designation setting forth the rights of the Preferred Stock, (ii) the Bylaws of the Company, as amended, (iii) the Warrants and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Units are duly authorized by resolutions of the board of directors of the Company, in accordance with the Certificate of Incorporation and Bylaws of the Company and applicable law (a “Corporate Action”), and, if and when sold, will constitute valid and binding obligations of the Company, (ii) the Preferred Stock is duly authorized by all requisite Corporate Action, and, if and when sold, will be validly issued, fully paid and non-assessable, (iii) the Warrants are duly authorized by all requisite Corporate Action, and, if and when sold, will constitute valid and binding obligations of the Company, and (iv) the Underlying Preferred Shares and Warrant Shares are duly authorized by all requisite Corporate Action, and, if and when issued pursuant to the conversion of the Preferred Stock and the exercise of the Warrants, as applicable, in accordance with their terms, will be, validly issued, fully paid and non-assessable.

InsPro Technologies Corporation

February 8, 2013

The opinions set forth above as to validity, binding effect or enforceability of any agreement or obligation of the Company may be limited by the effect of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, (ii) general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought, or (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

The opinion expressed herein is limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction. Although the securities covered by the Registration Statement may be issued from time to time on a delayed or continuous basis, the opinions expressed herein are limited to the laws, including rules and regulations, as in effect on the date hereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP